SULLIVAN & CROMWELL






                                                                    May 27, 1999



Seligman Municipal Fund Series, Inc.,
   100 Park Avenue,
   New York, N.Y.  10017.


Dear Sirs:

     In connection with Post-Effective Amendment No.35 to the Registration Statement on Form N-1A (File No. 2-86008) of Seligman Municipal Fund Series, Inc., a Maryland corporation (the "Fund"), which you expect to file under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an indefinite number of shares of capital stock, par value $0.001 per share, of the class designated as Class C shares (the "Shares") of the series of the Fund designated as National Municipal Series, Colorado Municipal Series, Georgia
Municipal Series, Louisiana Municipal Series, Maryland Municipal Series, Massachusetts Municipal Series, Michigan Municipal Series, Minnesota Municipal Series, Missouri Municipal Series, New York Municipal Series, Ohio Municipal Series, Oregon Municipal Series and South Carolina Municipal Series (collectively, the "Series"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     The number of shares of each class of capital stock that each Series is authorized to issue at any time is determined by adding to the number of shares of such class then outstanding additional authorized shares in an amount determined according to a formula set forth in the Fund's charter. The formula allocates to each class an equal portion of the number of shares representing the difference between the number of shares that the Series is authorized to issue and the total number of shares of all classes of such Series outstanding at such time.

     Upon the basis of such examination, we advise you that, in our opinion, the Fund is authorized to issue the number of Shares of each Series determined in accordance with the charter of the Fund as described above and, when the Post-Effective Amendment referred to above has become effective under the Securities Act and the Shares have been issued (a) for at least the par value thereof in accordance with the Registration Statement referred to above, (b) so as not to exceed the then authorized number of Shares of such Series and (c) in accordance with the authorization of the Board of Directors, the Shares will be duly and validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                             Very truly yours,

                                             SULLIVAN & CROMWELL




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